UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Knology, Inc.

(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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As previously disclosed, on April 18, 2012, Knology, Inc. (“Knology”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW”), and Kingston Merger Sub, Inc., a wholly-owned subsidiary of WOW (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into Knology (the “Merger”), with Knology surviving as a wholly-owned subsidiary of WOW.

On June 4, 2012, a purported class action on behalf of stockholders of Knology, styled Lewis v. Johnson, et al., C.A. No. 7592-VCN, was filed in the Court of Chancery of the State of Delaware. The plaintiff in the action claims to be a stockholder of Knology and proposes to represent a class of all of Knology’s public stockholders. The action names as defendants Knology, WOW and Merger Sub, as well as the members of the Board of Directors (the “Board”) of Knology, Rodger L. Johnson, Campbell B. Lanier, III, Alan A. Burgess, Donald W. Burton, O. Gene Gabbard and William H. Scott, III.

The action alleges that the members of the Board violated their fiduciary duties owed to the stockholders of Knology in connection with the approval of the Merger Agreement and the Merger and that the definitive proxy statement filed by Knology with the U.S. Securities and Exchange Commission on May 24, 2012 contains material misrepresentations and/or omissions. The action asserts a claim for breach of fiduciary duty against the members of the Board, a claim for material misrepresentations and/or omissions in Knology’s definitive proxy statement against the members of the Board, and a claim for aiding and abetting against Knology, Merger Sub and WOW. The action seeks to enjoin the Merger and requests other relief.

Knology believes that the action is without merit and intends to defend the action vigorously.